Filed Pursuant to Rule 433
Registration No. 333-165133
February 29, 2012

PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated February 29, 2012)
Issuer:	Georgia Power Company
Security:	Series 2012A 4.30% Senior Notes due March 15, 2042
Expected Ratings:*	A3/A/A+ (Moody’s/Standard & Poor’s/Fitch)
Size:	$750,000,000
Initial Public Offering Price:	99.949%
Maturity Date:	March 15, 2042
Treasury Benchmark:	3.125% due November 15, 2041
US Treasury Yield:	3.103%
Spread to Treasury:	+120 basis points
Re-offer Yield:	4.303%
Coupon:	4.30%
Make-Whole Call:	T+20 basis points
Interest Payment Dates:	March 15 and September 15 of each year, beginning September 15, 2012
Format:	SEC Registered
Denominations:	$1,000 and any integral multiple thereof
CUSIP/ISIN:	373334JW2 / US373334JW27
Trade Date:	February 29, 2012
Expected Settlement Date:	March 6, 2012 (T+4)
Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated SunTrust Robinson Humphrey, Inc. UBS Securities LLC Wells Fargo Securities, LLC
Co-Managers:	BNY Mellon Capital Markets, LLC Mizuho Securities USA Inc. Banca IMI S.p.A. CastleOak Securities, L.P. Credit Agricole Securities (USA) Inc. Samuel A. Ramirez & Company, Inc.

*Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Georgia Power Company collect at 1-404-506-0791, Barclays Capital Inc. toll-free at 1-888-603-5847, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, SunTrust Robinson Humphrey, Inc. at 1-800-685-4786, UBS Securities LLC at 1-877-827-6444, ext. 561-3884 or Wells Fargo Securities, LLC at 1-800-326-5897.